    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 1998



                                                      REGISTRATION NO. 333-63615

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                NTL INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4899                            52-1822078
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 906-8440
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OR REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            RICHARD J. LUBASCH, ESQ.
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY,
                                NTL INCORPORATED
                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 906-8440
            (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:
                            THOMAS H. KENNEDY, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                                            PROPOSED
                                                       AMOUNT             PROPOSED           MAXIMUM          AMOUNT OF
            TITLE OF EACH CLASS OF                     TO BE               MAXIMUM          AGGREGATE       REGISTRATION
         SECURITIES TO BE REGISTERED                 REGISTERED        OFFERING PRICE    OFFERING PRICE          FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants................   1,641,414 Warrants        $13.16          $21,601,008      $6,372.29(2)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share
  (including the associated Rights to purchase
  Series A Junior Participating Preferred
  Stock)(2)...................................  1,641,414 Shares(1)        $43.00        $70,580,802(3)     $20,821.33(4)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------


(1) Such number represents the number of shares of Common Stock as are initially issuable upon exercise of the Warrants registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, such indeterminate number of shares of Common Stock as may be issued from time to time upon exercise of the Warrants by reason of adjustment of the exercise price in certain contingencies outlined in the Prospectus.

(2) Of this amount, $5,097.02 was previously paid.


(3) Determined pursuant to Rule 457(c) based on the average of the high and low prices on the Nasdaq Stock Market's National Market on September 30, 1998.


(4) Of this amount, $10,385.18 was previously paid.


    THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                NTL INCORPORATED

                                    FORM S-3
                             CROSS-REFERENCE SHEET

ITEM NUMBER AND CAPTION                                      HEADING IN PROSPECTUS
-----------------------                                      ---------------------
 1.  Forepart of the Registration Statement and
     Outside Front Cover of Prospectus........    Registration Statement Cover; Outside Front
                                                  Cover Page of Prospectus
 2.  Inside Front and Outside Back Cover Pages
     of Prospectus............................    Inside Front and Outside Back Cover Pages
                                                  of Prospectus; Available Information
 3.  Summary Information; Risk Factors and Ratio
     of Earnings to Fixed Charges.............    Prospectus Summary; Risk Factors; Selected
                                                  Consolidated Financial Information
 4.  Use of Proceeds............................  Use of Proceeds
 5.  Determination of Offering Price............  Determination of Offering Price
 6.  Dilution...................................  Dilution
 7.  Selling Security Holders...................                       *
 8.  Plan of Distribution.......................  Registration Statement Cover Page; Plan of
                                                  Distribution
 9.  Description of Securities to be
     Registered.................................  Outside Front Cover Page of Prospectus;
                                                  Description of Warrants, Description of
                                                  Capital Stock; Certain U.S. Federal Income
                                                  Tax Considerations
10.  Interests of Named Experts and Counsel.....  Legal Matters; Experts
11.  Material Changes...........................  Prospectus Summary; Management's Discussion
                                                  and Analysis of Results of Operations and
                                                  Financial Condition; Business
12.  Incorporation of Certain
     Information by Reference.................    Available Information; Incorporation of
                                                  Certain Documents by Reference
13.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities..............................                         *

---------------
* Omitted as inapplicable.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


           SUBJECT TO COMPLETION AND AMENDMENT DATED OCTOBER 5, 1998


                                   PROSPECTUS


          1,641,414 WARRANTS TO PURCHASE ONE SHARE OF COMMON STOCK OF


                                NTL INCORPORATED


     The Prospectus relates to a maximum of 1,641,414 warrants (the "Warrants"), each of which entitle the holder to purchase one share of Common Stock, par value $.01 per share (the "Common Stock"), of NTL Incorporated, a Delaware corporation (the "Company"), offered hereby and the Common Stock issuable upon exercise of the Warrants. The Warrants are being offered to each registered holder of the Company's 12 3/4% Series A Senior Deferred Coupon Notes Due 2005, 11 1/2% Series B Deferred Coupon Notes Due 2006 and 10% Series B Senior Notes Due 2007 (collectively, the "Notes") at the close of business on September 8, 1998 whose properly executed consent to certain amendments (the "Proposed Amendments") to the indentures governing the Notes (the "Indentures") is received in accordance with the terms of a consent solicitation (the "Consent Solicitation") of such holders set forth in consent solicitation statements of the Company dated September 17, 1998, as amended (the "Solicitation Statements"), and who has elected in that consent to apply the cash consent payment payable by the Company pursuant to the terms of the Consent Solicitation in respect of that consent to purchase the Warrants. Issuance of the Warrants is conditional on (i) receipt by the Company of the Requisite Consents (as defined) and the Proposed Amendments being made effective by the execution and delivery of certain supplemental indentures (the "Supplemental Indentures") between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee under the Indentures; and (ii) the Registration Statement of which this Prospectus is a part being effective under the Securities Act of 1933, as amended (the "Act"), and no stop order suspending the effectiveness of the Registration Statement having been issued by the Securities and Exchange Commission (the "Commission").



     Each Warrant will entitle the holder to purchase one share of Common Stock at a price per share equal to the "current market price per share of Common Stock", determined in accordance with the terms of the Warrant Agreement, on the date of original issuance of the Warrant, subject to adjustment under certain circumstances. The Warrants will entitle the holders thereof to purchase in the aggregate up to 1,641,414 shares of Common Stock, representing 4.0% of the outstanding Common Stock and 2.5% of the Common Stock on a fully diluted basis as of the date of the issuance of the Warrants. The Warrants will expire on the tenth anniversary of the respective date of original issuance of the Warrants). The exercise of the Warrants will be subject to compliance with applicable federal and state securities laws. See "Description of the Warrants."



     The Common Stock is traded on The Nasdaq Stock Market's National Market (the "NASDAQ") under the symbol "NTLI." Based on the closing stock price on September 30, 1998 of $43.00, the total market value of the Common Stock was approximately $1.75 billion. There is no public market for the Warrants and the Company does not intend to apply for listing of the Warrants on any securities exchange or seek the inclusion thereof on the NASDAQ.


 SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1998

                             AVAILABLE INFORMATION

     The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Commission. Any reports, proxy statements, information statements and other information filed by the Company, with the Commission may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Building, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, materials filed by NTL with the NASDAQ may be inspected at the offices of the NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement, of which this Prospectus is a part, on Form S-3 (herein together with all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act with respect to the Warrants being offered by this Prospectus and the Common Stock issuable upon exercise of the Warrants. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, dated March 30, 1998;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998, dated May 14, 1998, and the quarter ended June 30, 1998, dated August 14, 1998;


          (c) The Company's Current Reports on Form 8-K, dated February 5, 1998, March 6, 1998, March 18, 1998, May 29, 1998, June 16, 1998, August 14, 1998
     and October 5, 1998.



          (d) The Company's Registration Statement on Form S-4 (Registration Statement 333-64727), as amended to September 30, 1998.


     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities hereunder, shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than certain exhibits). Requests for such copies should be directed to: NTL Incorporated, 110 East 59th Street, New York, New York 10022, Attention: Richard J. Lubasch, Esq., telephone (212) 906-8440.
                            ------------------------

                      ENFORCEABILITY OF CIVIL LIABILITIES

     A substantial portion of the assets of the Company's subsidiaries are located in the United Kingdom. As a result, it may not be possible for investors to realize in the United States upon judgments of courts of the United States predicated upon the civil liability under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the United States federal securities laws, would not automatically be enforceable in England. In order to enforce in England a United States judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In such an action, an English court will treat the United States judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as (i) the United States court had jurisdiction over the original proceeding, (ii) the judgment is final and conclusive on the merits,
(iii) the judgment does not contravene English public policy, (iv) the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained and (v) the judgment has not been obtained by fraud or in breach of the principles of natural justice. Based on the foregoing, there can be no assurance that investors will be able to enforce in England judgments in civil and commercial matters obtained in any United States court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the United States federal securities laws brought in a court of competent jurisdiction in England.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus. Prospective investors should carefully consider the factors set forth under the caption "Risk Factors." Capitalized terms not defined in this Summary have the meanings given them elsewhere in this Prospectus.

                            THE CONSENT SOLICITATION


     Pursuant to the terms and conditions of (i) a Consent Solicitation Statement of the Company dated September 17, 1998 (the "12 3/4% Notes Solicitation Statement") relating to its 12 3/4% Series A Senior Deferred Coupon Notes Due 2005 (the "12 3/4% Notes"), (ii) a Consent Solicitation of the Company dated September 17, 1998 (the "11 1/2% Solicitation Statement") relating to the 11 1/2% Series B Senior Deferred Coupon Notes Due 2006 (the "11 1/2% Notes") and
(iii) a Consent Solicitation Statement of the Company dated September 17, 1998 (the "10% Notes Solicitation Statement", and together with the 12 3/4% Solicitation Statement and the 11 1/2% Solicitation Statement, the "Solicitation Statements") relating to the 10% Series B Senior Notes Due 2007 (the "10% Notes", and together with the 12 3/4% Notes and the 11 1/2% Notes, the "Notes"), the Company is soliciting (the "Consent Solicitation") the consents (the "Consents") of registered holders of the Notes to certain proposed amendments (the "Proposed Amendments") to the indenture governing the 12 3/4% Notes, dated as of April 20, 1995, as amended by a First Supplemental Indenture, dated as of January 22, 1996 (the "12 3/4% Indenture"), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank) ("Chase"), as trustee (the "Trustee"), the indenture governing the 11 1/2% Notes, dated January 30, 1996 (the "11 1/2% Indenture"), between the Company and the Trustee, and the indenture governing the 10% Notes, dated February 12, 1997, between the Company and the Trustee (the "10% Indenture" and, together with the 12 3/4% Indenture and the 11 1/2% Indenture, the "Indentures"). In general, the Proposed Amendments would permit the acquisition of Comcast UK Cable Partners Limited ("Comcast UK") and Diamond Cable Communications plc ("Diamond") using equity of the Company, permit the Company to obtain more favorable terms under its Credit Facility and allow for the creation of Unrestricted Subsidiaries. The Proposed Amendments will also make certain conforming and other changes to the Indentures. The purpose and effect of the Consent Solicitation and the Proposed Amendments are more fully described in the Solicitation Statements.



     If the Proposed Amendments are effected, the Company will make a payment (a "Consent Payment") to each registered holder of Notes (the "Registered Holders") as of the close of business on September 8, 1998 (the "Record Date"), whose properly completed and executed Consent is received prior to the Expiration Date (as defined below) and not revoked by following the procedure for revoking Consents described in the Solicitation Statements. The Consent Payment will be $12.50 in cash for each $1,000 in principal amount at maturity of Notes with respect to which a Consent to the Proposed Amendments is received and not revoked as aforesaid. Each Registered Holder who so consents is given the option to elect, on the form of Consent, to apply the Consent Payment to purchase a
0.95 Warrant for each $1,000 in principal amount at maturity of Notes with respect to which a Consent to the Proposed Amendments is received and not revoked as aforesaid. The Warrants are being offered pursuant to, upon the terms and subject to the conditions set forth in, this Prospectus. The Consent Payment and the Warrants are collectively referred to herein as the "Consent Consideration."

     THE COMPANY'S OBLIGATION TO PAY THE CONSENT CONSIDERATION IS CONTINGENT UPON (I) RECEIPT OF THE VALID AND UNREVOKED CONSENT OF THE REGISTERED HOLDERS OF AT LEAST A MAJORITY IN AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF THE NOTES OUTSTANDING ON THE RECORD DATE (THE "REQUISITE CONSENTS") AND THE EXECUTION AND DELIVERY OF THE CERTAIN SUPPLEMENTAL INDENTURES CONTAINING THE PROPOSED AMENDMENTS OR THE PROPOSED AMENDMENTS AS MODIFIED IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE SOLICITATION STATEMENTS AND (II) IN THE CASE OF THE ISSUANCE OF THE WARRANTS, THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART REMAINING EFFECTIVE UNDER THE ACT AND NO STOP ORDER SUSPENDING OR WITHDRAWING THE EFFECTIVENESS OF THE REGISTRATION STATEMENT HAVING BEEN ISSUED BY THE COMMISSION.


     Consents will not be effective unless completed in accordance with the instructions set forth therein and returned to the Trustee in accordance with the Solicitation Statements no later than 5:00 P.M., New York City time, on October 13, 1998, unless extended (the "Expiration Date"). UNDER THE TERMS OF THE CONSENT SOLICITATION, HOLDERS WHO DO NOT DELIVER A PROPERLY COMPLETED CONSENT ON OR PRIOR TO THE EXPIRATION DATE WILL NOT BE ENTITLED TO RECEIVE ANY CONSENT CONSIDERATION, BUT WILL BE BOUND BY THE PROPOSED AMENDMENTS IF THEY BECOME EFFECTIVE.

                                  THE OFFERING


Securities Offered............   Warrants to purchase one share of the Company's
                                 Common Stock, par value $.01 per share (the
                                 "Common Stock"), issued pursuant and subject to
                                 a warrant agreement dated October   , 1998 (the
                                 "Warrant Agreement") between the Company and Chase as Warrant Agent, and shares of Common
                                 Stock issuable upon exercise of such Warrants.
                                 See "Description of Warrants".



Number of Warrants and
Shares........................   1,641,414 Warrants to purchase an aggregate of
                                 1,641,414 shares of Common Stock, representing approximately 2.5% of Common Stock on a fully diluted basis as of the time of the closing of the offering.



Warrant Offering Price........   $13.16 per Warrant. Payment of the offering
                                 price shall be made by application of the Consent Payment.



Warrant Exercise Price........   Each Warrant will entitle the holder thereof to
                                 purchase one share of Common Stock
                                 (collectively, the "Warrant Shares") at a price per share equal to the Current Market Price of such shares, determined in accordance with the terms of the Warrant Agreement, on the date of issuance of the Warrants, subject to adjustment under certain circumstances (the "Exercise
                                 Price"). The "Current Market Price," determined in accordance with the Warrant Agreement, shall be the average of the Quoted Prices of the Common Stock for 30 consecutive trading days commencing 45 trading days before the date of issuance of the Warrant. The "Quoted Price" of the Common Stock is the last reported sales price of the Common Stock as reported by the NASDAQ. Payment of the Exercise Price may be made in the form of cash or by certified or official bank check payable to the order of the Company.



Cashless Exercise.............   In lieu of the payment of the Exercise Price as
                                 aforesaid, the holder of a Warrant may upon exercise request the payment by the Company of "Spread", which shall be delivered by the Company to such holder by delivery of Common
                                 Stock with an aggregate current market price
                                 (as of the date of receipt of the request by the Company) equal to the difference between the current market price of per share of Common
                                 Stock less the Exercise Price multiplied by the number of Warrants being exercised for "Spread".


Exercise Period...............   The Warrants will be exercisable at any time on
                                 or after the date of their issuance and prior to 5:00 p.m., New York City time, on the date that is the tenth anniversary of the date of issuance of the Warrants. The exercise of the Warrants also will be subject to applicable federal and state securities laws. See
                                 "Description of Warrants."

Use of Proceeds...............   The proceeds to be received by the Company from
                                 the issuance and sale of the Warrants will reduce the amount of cash which would otherwise be used to fund the Consent Payment. The net proceeds from the receipt of the Exercise Price on exercise of the Warrants will be used to finance the construction and working capital requirements of the Company's residential cable television and residential and business cable/telephone or telecommunications services and other general corporate purposes.

                                  RISK FACTORS

     Prospective purchasers of the Warrants should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the matters set forth under "Risk Factors" for risks involved with an investment in the Warrants and the Warrant Shares.

                                  RISK FACTORS

     Prospective investors should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before deciding whether or not to elect to apply the Consent Payment to which they may be entitled under the Consent Solicitations to purchase Warrants or to exercise the Warrants.

ADVERSE CONSEQUENCES OF LEVERAGE


     The Company is and, for the foreseeable future will continue to be, highly leveraged. At June 30, 1998, the accrued value of the Company's total long-term indebtedness (including the Company's 13% Senior Redeemable Exchangeable Preferred Stock (the "13% Preferred")) was approximately $3.1 billion, representing approximately 104% of total capitalization. In connection with the Company's acquisition of certain assets of Vision Networks, the Company borrowed L275 million in June 1998 from Chase under an eight-year term loan facility, dated October 17, 1997 (the "New Credit Facility"), as amended, between Chase and NTL (UK) Group, Inc., and the Company borrowed an additional L200 million under the New Credit Facility to complete such acquisition. The indentures governing the existing indebtedness of the Company permit the Company and its subsidiaries to incur substantial indebtedness. The ability of the Company and its subsidiaries to make scheduled payments under present and future indebtedness will depend upon, among other things, the Company's and its subsidiaries' ability to complete the build-out of the franchises on a timely and cost effective basis, the Company's ability to access the earnings of its subsidiaries (which may be subject to significant contractual and legal limitations), the future operating performance of the Company and its subsidiaries and the Company's ability to refinance its indebtedness when necessary. Each of these factors is to a large extent subject to economic, financial, competitive, regulatory and other factors that are beyond the Company's and its subsidiaries' control. See "-- Network Construction Costs; Need for Additional Financing," "-- Holding Company Structure; Dependence Upon Cash Flow from Subsidiaries" and "-- Uncertainty of Construction Progress and Costs."


     The New Credit Facility contains, and future agreements and debt instruments may contain, various covenants which, among other things, require the Company to maintain certain financial ratios, restrict or prohibit the payment of dividends and other distributions to the Company by its subsidiaries, restrict asset sales and dictate the use of proceeds from the sale of assets. Although the Company believes that it and its subsidiaries are in compliance with their respective covenants and restrictions, continued compliance with these restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to respond to market conditions or meet extraordinary capital needs or otherwise could restrict corporate activities and the ability of certain subsidiaries of the Company to make payments to the Company which might otherwise fund the Company's obligations as they fall due. See "-- Holding Company Structure; Dependence Upon Cash Flow from Subsidiaries." There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs, to service and repay indebtedness or to engage in other business activities, such as acquisitions, which may be in the interest of the Company.

     The acquisition of Comcast UK will result in a change of control under the L200 million bank facility of Comcast UK Holdings Limited, a wholly-owned subsidiary of Comcast UK (the "Comcast UK Facility"). Upon a change of control, all amounts outstanding under the Comcast UK Facility will become immediately due and payable. At June 30, 1998, there was L86 million outstanding under the Comcast UK Facility. Although Comcast UK had substantial cash reserves of L92.3 million at June 30, 1998, there can be no assurance that such funds will be available to repay the Comcast UK Facility or that the Company will be able to refinance the Comcast UK Facility.

     The degree to which the Company is leveraged could have important consequences to stockholders, including the following: (i) increasing the Company's vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates; (ii) limiting the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes, including the build-out of the networks in the franchises and the development and expansion of the Company's business;

(iii) requiring a substantial portion of the Company's and its subsidiaries' cash flow from operations to be dedicated to debt service requirements, thereby reducing the funds available for dividends, operations and future business opportunities; and (iv) increasing the Company's and its subsidiaries' exposure to increases in interest rates given that certain of the Company's and its subsidiaries' borrowings may be at variable rates of interest.

     In addition, the Company may, in the event of a change of control or certain asset sales, be obligated to offer to repurchase its outstanding debt securities prior to maturity and there can be no assurance that the Company will have the financial resources necessary or otherwise be able to repurchase those securities in such circumstances.

NETWORK CONSTRUCTION COSTS; NEED FOR ADDITIONAL FINANCING


     Following the completion of the acquisitions of Comcast UK and Diamond, the development, construction and operations of the combined telecommunications networks of the Company, will continue to require substantial capital. In addition, the Company will require significant amounts of capital to finance the other capital expenditures and the cost of operations of the Company, its subsidiaries and joint ventures and meet all other obligations as they fall due. The Company intends to fund a portion of the requirements referred to in this paragraph from cash, cash equivalents and marketable securities on hand, and funds internally generated by the operations of the Company's subsidiaries. However, the Company estimates that significant amounts of additional funding will be necessary to meet these requirements. There can be no assurance that (i) additional financing will be obtained or will be available on acceptable terms,
(ii) actual construction costs will not exceed the amount estimated or that additional funding substantially in excess of the amounts estimated will not be required, (iii) conditions precedent to advances under future credit facilities will be satisfied when funds are required, (iv) the Company will not acquire additional businesses that would require additional capital, (v) the Company and its subsidiaries will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required,
(vi) the Company will be able to access such cash flow or (vii) the Company's subsidiaries will not incur losses from their exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations. The Company does not have any firm additional financing plans to address the foregoing at this time, except as described below.



     Pursuant to an amendment to the New Credit Facility, as amended, dated June 16, 1998, entered into as a result of the acquisition of certain assets of Vision Networks, Chase's commitment under the New Credit Facility has been reduced to the L475 million that the Company requires for the cash portion of the purchase price. The Company borrowed L275 million in June 1998 to complete the first stage of such acquisition. The Company also borrowed the remaining L200 million and issued L75 million in a new pay-in-kind Preferred Stock of the Company to complete the final stage of the such acquisition on September 22, 1998. Chase has committed to make available to the Company a L480 million senior secured credit facility upon the repayment in full of the L475 million Vision Networks acquisition facility and subject to the renegotiations of the New Credit Facility structure and pricing. The Company is required to repay the amount outstanding under the L475 million Vision Networks acquisition facility on January 31, 1999, which may be extended in certain circumstances to June 30, 1999.


     Management does not anticipate that the Company and its subsidiaries will generate sufficient cash flow from operations to repay at maturity the entire principal amount of the outstanding indebtedness of the Company and its subsidiaries. Accordingly, the Company will be required to consider a number of measures, including (i) refinancing all or a portion of such indebtedness, (ii) seeking modifications of the terms of such indebtedness, (iii) seeking additional debt financing, which would be subject to obtaining necessary lender consents, (iv) seeking additional equity financing or (v) a combination of the foregoing. The particular measures the Company may undertake and the ability of the Company to accomplish those measures will depend on the financial condition of the Company and its subsidiaries at the time, as well as a number of factors beyond the control of the Company and its subsidiaries, including prevailing economic and market conditions and financial, business and other factors. No assurance can be given that any of the foregoing measures can be accomplished, or can be accomplished in sufficient time to make timely payments with respect to the Company's indebtedness. In addition, there can be no assurance that any such measures can be accomplished on terms which are favorable to the Company and its subsidiaries.

     The Company will continue to consider strategic acquisitions and combinations involving businesses operating, or owning licenses to operate, cable, telephone, television or telecommunications systems or services and related businesses principally in the UK, as attractive opportunities arise. The Company is currently involved in various stages of exploration, development and negotiation of certain transactions, some of which, if completed, would be significant and may involve the incurrence of substantial indebtedness or the raising of additional equity by the Company and its subsidiaries to finance such transactions. There can be no assurances that such transactions will occur. The indentures governing the existing indebtedness of the Company permit indebtedness to be incurred to finance acquisitions only if such acquisitions are acquisitions of either tangible or intangible assets, licenses and computer software used in connection with a Cable Business (as defined in such indentures) or certain entities, directly or indirectly engaged in a Cable Business if such entities meet certain qualifying criteria specified in such indentures.

HOLDING COMPANY STRUCTURE; DEPENDENCE UPON CASH FLOW FROM SUBSIDIARIES

     The Company is a holding company that conducts its operations through its direct and indirect wholly-owned subsidiaries and affiliated joint ventures. Consequently, prior to and following the acquisitions of Comcast UK and Diamond, the Company will hold no significant assets other than its investments in and advances to its subsidiaries and affiliated joint ventures. The Company is, therefore, dependent upon its receipt of sufficient funds from its subsidiaries and affiliated joint ventures to meet its own obligations. The ability of the Company to benefit in the distribution of any assets of any of the Company's subsidiaries and affiliated joint ventures upon any liquidation of any such subsidiary or joint venture will be subject to the prior claims of the subsidiary's or joint venture's creditors, including trade creditors and, to the extent that such subsidiary or joint venture is not directly owned by the Company, to the prior claims of the creditors of any other persons directly or indirectly owning such subsidiary or joint venture.

     Each of the Company's subsidiaries that is a Delaware corporation may pay dividends, under the Delaware General Corporation Law (the "DGCL"), only out of its surplus, or, in the event that it has no surplus, out of its net profits for the fiscal year in which the dividend is declared or for the immediately preceding fiscal year. Each of the Company's subsidiaries that is a UK company is, under applicable UK law, prohibited from paying dividends unless such payments are made out of profits available for distribution ("distributable profits"), which consist of accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. Other statutory and general English law obligations also affect the ability of directors of the Company's subsidiaries to declare dividends and the ability of the Company's subsidiaries to make payments to the Company on account of intercompany loans. In addition, the UK may impose a withholding tax on payments of interest and advance corporation tax on distributions (of interest, dividends or otherwise) by UK subsidiaries of the Company.

     In addition, the terms of the New Credit Facility limit, and the terms of existing and future indebtedness of the Company's subsidiaries may limit, the payment of dividends, loans or other distributions to the Company. In the absence of a default, the New Credit Facility generally permits payments to the Company to pay the interest and principal of existing indebtedness of the Company.

     As of June 30, 1998, the total liabilities of the Company's subsidiaries was approximately $863 million. In light of the Company's strategy of continued growth, in part through acquisitions, the Company and its subsidiaries may incur substantial indebtedness in the future. Borrowings under the New Credit Facility and a substantial portion of the Company's and its subsidiaries' future indebtedness are expected to be secured by liens and other security interests over the assets of the Company's subsidiaries and the Company's equity interests in the Company's subsidiaries. In addition, the ability of the Company and, therefore, the stockholders of the Company, to benefit from distributions of assets of the Company's subsidiaries may be limited to the extent that the outstanding shares of any of its subsidiaries and such subsidiary's assets are pledged to secure other debt of the Company or its subsidiaries. Any right of the Company to receive assets of any subsidiary upon such subsidiary's liquidation or reorganization will be structurally subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as an unsubordinated creditor of such subsidiary. However, to the extent that the Company is so recognized, the claims of the Company would still be subject to any security interests in the assets of such subsidiary and any liabilities of such subsidiary senior to those held by the Company and may otherwise be challenged by third parties in a liquidation or reorganization proceeding. In addition, the New Credit Facility requires the Company to subordinate its right to repayment of indebtedness outstanding between it and the borrower under such agreement or any other subsidiary of the Company to the rights of the lenders under the agreement. In particular, the rights of the Company and other subsidiaries to repayment of principal and interest lent by them to the borrower or other subsidiaries under the New Credit Facility have been and will be subordinated to the rights of the lenders under the New Credit Facility pursuant to subordination agreements with such lenders.

     The principal fixed assets of the Company's subsidiaries are cable headends, cable television and telecommunications distribution equipment, telecommunications switches and customer equipment, transmission towers, masts and antennas and the sites on which they are located. The value of a substantial portion of these fixed assets is derived from their employment in the Company's and its subsidiaries' businesses. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event that secured creditors seek to realize on the collateral securing debt of the Company's subsidiaries, these creditors would be likely to seek to sell the business as a going concern (possibly through a sale of pledged shares of subsidiaries), either in its entirety, or by franchise or other business unit, in order to maximize the proceeds realized.

OPERATING LOSSES

     The Company had net (loss) for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 of $(198.0
million), $(173.4 million), $(333.1 million), $(254.5 million), $(90.8 million),
$(29.6 million) and $(11.1 million), respectively. As of June 30, 1998, the Company's accumulated deficit was $915.0 million.

     The development of the business of the Company to date has resulted in significant expenditures, and the continued construction and expansion of each network will require considerable additional expenditures. Construction and operating expenditures have resulted in negative cash flow, which is expected to continue at least until an adequate customer base is established. The Company also expects to incur substantial additional operating losses, and there can be no assurance that the Company will achieve or sustain profitability in the future. Failure to become profitable could adversely affect the Company's ability to sustain operations and obtain additional required funds. See
"-- Network Construction Costs; Need for Additional Financing." Moreover, such a failure would adversely affect the Company's ability to pay the required payments on its indebtedness and the 13% Preferred. See "-- Potential Adverse Consequences of Leverage," "-- Network Construction Costs; Need for Additional Financing" and "-- Holding Company Structure; Dependence Upon Cash Flow from Subsidiaries."

REQUIREMENT TO MEET BUILD MILESTONES

     The telecommunications license for each franchise contains specific construction milestones. Under the terms of its current telecommunications licenses, by the end of 2005 the Company is required to construct cable television systems passing an aggregate of approximately 2,090,000 premises (residential and business).

     The Office of Telecommunications ("OFTEL") has the authority to modify the construction milestones in the licenses other than the Northern Ireland and Gwent and Glamorgan local delivery operator licenses (in respect of which the Independent Television Commission (the "ITC") is the relevant authority for modifying construction milestones). Based on current network construction, the Company believes that it will be able to satisfy its milestones in the future, but there can be no assurance that such milestones will be met. See "-- Network Construction Costs; Need for Additional Financing" and "-- Uncertainty of Construction Progress and Costs."

     If the Company is unable to meet the construction milestones required by any of its licenses and is unable to obtain modifications to the milestones, the relevant license or licenses could be revoked, which would have a material adverse effect on the Company.

UNCERTAINTY OF CONSTRUCTION PROGRESS AND COSTS

     At December 31, 1997, construction of the Company's network had passed in excess of 48% of its final regulatory milestone requirements for all its franchises. Successful construction and development of the combined network will depend on, among other things, the Company's ability to continue to design network routes, install facilities, obtain and maintain any required government licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. The exact amounts and timing of all of these expenditures are subject to a variety of factors which may vary greatly by market and be beyond the control of the Company. Accordingly, there can be no assurance that the actual costs of network construction will not exceed the aggregate cost of network construction estimated under "-- Network Construction Costs; Need for Additional Financing" above or that additional funding substantially in excess of that amount will not be required.

     In building its network, the Company is generally required by its licenses to use underground construction, which is more expensive and time consuming than aerial construction. Mechanized construction methods often cannot be used to install network infrastructure in the Company's franchise areas due to existing underground utility infrastructure. In addition, the Company is responsible for restoring the surface area after its underground construction is completed. Although the Company has recently been able to negotiate construction contracts at rates which it believes are competitive relative to the cable industry as a whole, construction costs could increase significantly over the next few years as existing contracts expire and as demand for cable construction services grows due to anticipated increases in the cable industry's overall construction activity. Accordingly, there can be no assurance that the Company will be able to construct its network in a timely manner or at a reasonable cost.

SIGNIFICANT COMPETITION

     The Company faces significant competition from established and new competitors in the areas of residential telephony, business telecoms services and cable television. The Company believes that competition will intensify in each of these business areas, particularly business telecommunications.

     Residential Telephony. The Company competes primarily with British Telecommunications plc ("BT") in providing telephone services to residential customers. BT, formerly the only major national public telephone operator ("PTO") in the UK, has an established market presence, fully built networks and resources substantially greater than those of NTL. According to OFTEL, at March 31, 1997, nearly 90% of UK residential telephone exchange line customers were customers of BT. The Company's growth in telecommunications services, therefore, depends upon its ability to convince BT's customers to switch to telecommunications services of the Company. The Company believes that value for money is currently one of the most important factors influencing the decision of UK customers to switch from BT to a cable telecommunications service. BT has, however, introduced price reductions in certain categories of calls and, due to regulatory price controls, BT will be making further reductions in its telecommunications prices. Accordingly, although the Company intends to remain competitive, in the future it may be unable to offer residential telephone services at rates lower than those offered by BT. In such case, the Company may experience a decline in its average per line residential telecommunications revenues, may not achieve desired penetration rates and may experience a decline in total revenues. There can be no assurance that any such decline in revenues or penetration rates will not adversely affect the Company. In addition to BT, other telecommunications competitors which may have substantially greater resources than those of the Company could prevent the Company from increasing its share of the residential telecommunications market.

     On February 8, 1996, the DTI announced the award of two licences to operate radio fixed access services in the 2 GHz band. These new licenses enable the two licensees, BT and RadioTEL Systems, to provide telecommunications services to customers living in defined remote rural areas mainly in Scotland, Wales and

Northern Ireland and create potential additional competition for the Company's residential telephony services in certain remote rural areas of the Company's Northern Ireland franchise. The Company also competes with mobile networks. This technology could grow to become a competitive threat to the Company's networks, particularly if call charges are reduced further on the mobile networks. The Company's Radio Communications group may enable the Company to benefit from the growth in this technology. There can be no assurance, however, that the Company will be able to compete successfully with BT or such other telecommunications operators.

     The Company believes that it has a competitive advantage in the residential market because of its ability to offer integrated telephone, CATV, telecommunications services (including interactive and on-line services) and dual product packages designed to encourage customers to subscribe to multiple services. However, there can be no assurance that this competitive advantage will continue. Indeed, the UK recently announced that BT and all other operators would be permitted to provide and convey CATV services throughout the UK from January 1, 2001. In addition, all areas currently unfranchised will be opened to general competition, rather than awarded as exclusive franchises, from now onwards.

     British Sky Broadcasting ("BSkyB") currently markets telecommunications services on an indirect access basis (which involves the customer dialing additional digits before the normal telephone number to divert calls onto another operator's network). In addition, it has proposed a joint venture with BT, Midland Bank and Matsushita, known as British Interactive Broadcasting ("BiB"), to enter the interactive digital services market. BiB is currently under review by the competition directorate of the European Commission. Given the respective market positions of BT and BSkyB, the Company believes that, if the two companies successfully combine their respective marketing strengths, the resulting combination would provide significant competition to cable operators including the Company.

     Business Telecommunications. BT is also the Company's principal competitor in providing business telecommunications services. In addition, the Company competes with C&WC, Energis Communications Limited, a subsidiary of the National Grid Company plc ("Energis"), Scottish Telecom in Scotland and with other companies that have been granted telecommunications licenses such as WorldCom and Colt and the new non-network based resellers, such as Citibell. In the future, the Company may compete with additional entrants to the business telecommunications market, such as AT&T U.K. Competition is based on price range and quality of services, and the Company expects price competition to intensify if C&WC, Energis and other new market entrants compete aggressively. Most of these competitors have substantial resources and there can be no assurance that these or other competitors will not expand their businesses in the Company's existing markets or that the Company will be able to continue to compete successfully with such competitors in the business telecommunications market.

     CATV. The Company's CATV systems compete with direct reception over-the-air broadcast television, direct-to-home ("DTH") satellite services and satellite master antenna systems. In addition, pay television and pay-per-view services offered by the Company compete to varying degrees with other communications and entertainment media, including home video, cinema exhibition of feature films, live theater and newly emerging multimedia services.

     On September 29, 1993, the ITC issued a statement pursuant to which it took the position (shared by OFTEL and DTI) that BT and the other national PTOs may provide "video-on-demand" services under their existing licenses. The Company expects that, in the future, it may face competition from programming provided by video-on-demand services, including those that may be provided by PTOs with national licenses, as well as (after 2001) from companies which seek to provide CATV services in the Company's franchises under the recently announced change of government policy.

     The Broadcasting Act 1996 provides for the regulation of digital terrestrial television ("DTT") that will initially provide an additional 18 or more new terrestrial channels serving between 60% and 90% of the UK's population. Some of the channels are reserved for digital simultaneous broadcasting by the existing terrestrial broadcasters. The introduction of DTT, as well as digital satellite television, will provide both additional programming sources as well as increased competition for the Company and its subsidiaries. There can be no assurance that satisfactory (or any) terms of carriage will be obtained by the Company for digital satellite programs or channels.

     The full extent to which existing or future competitors using existing or developing media will compete with cable television systems may not be known for several years. There can be no assurance, however, that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render cable television systems less profitable or even obsolete.

     Broadcast Services. In February 1997, the UK Government sold the Home Service and World Service transmission businesses of the British Broadcasting Corporation (the "BBC") to a consortium led by Castle Tower Corporation ("CTI"). There can be no assurance that the Company will not encounter significant competition from CTI (as successor to the BBC) for its transmission business from expiration of the Company's current contracts with the Independent Television ("ITV") contractors and Channel 4 and the Welsh Fourth Channel ("S4C").

LIMITED ACCESS TO PROGRAMMING

     The Company's ability to make competitive offerings of cable television services is dependent on their ability to obtain access to programming at a reasonable cost. While various sources of programming are available to cable system operators in the UK, BSkyB is currently the most important supplier of cable programming and the exclusive supplier of certain programming. BSkyB provides the industry with a range of programming, including the most popular mainstream premium movie channels available in the UK and, currently, exclusive English premier league soccer games. BSkyB also competes with the Company by operating a DTH satellite service that provides programming, including programming that is also offered by the Company, to approximately 4 million subscribers in the UK. BSkyB's programming is important in attracting and retaining cable television subscribers and, in the absence of more alternative programming sources, BSkyB may be able to set and raise prices for its programming without significant competitive pricing pressure.

     The Company, like many other cable operators, obtains most of its programming through arrangements with BSkyB and other programming suppliers which are not reflected in signed written agreements. To date, the Company has not had a formal contract with BSkyB, although it has been in discussions with BSkyB for some time. There can be no assurance that the Company will be able to enter into a definitive agreement with BSkyB, that the terms of such definitive agreement will not be less favorable to the Company than the current arrangement, or that BSkyB will continue to supply programming to the Company on reasonable commercial terms or at all. Moreover, the Company has not, to date, entered into written contracts with many of its other program suppliers. The loss of BSkyB or other programming, a deterioration in the perceived quality of BSkyB or other programming, or a material increase in the price that the Company is required to pay for BSkyB or other programming could have a material adverse effect on the Company.

     Because of the factors described in the preceding paragraphs, there can be no assurance that their current programming will continue to be available to the Company on acceptable commercial terms, or at all.

POSSIBLE CHANGES IN GOVERNMENT REGULATION

     The principal business activities of the Company in the UK are regulated and supervised by various governmental bodies, the ITC, the Department of Culture, Media and Sport, the Radio Communications Agency, the Radio Authority and OFTEL under the directions of the Director General and the DTI on behalf of The Secretary of State for Trade and Industry. Changes in laws, regulations or governmental policy (or the interpretations of such laws or regulations) affecting the activities of the Company and those of its competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on the Company.

     A substantial portion of the Company's business is also subject to regulation. In particular, the prices that the Company may charge the ITV companies, Channel 4 and S4C for television transmissions services are subject to price controls imposed by OFTEL. On December 24, 1996, the Director General of OFTEL issued the formal modification to the Company's Telecommunications Act License to deal with the new price control for the television transmission services provided by the Company to the ITV companies, Channel 4 and S4C. Under the new arrangements, the total revenues receivable by the Company for such services (excluding certain insignificant items) could not exceed L53.15 million in 1997 and, thereafter through 2002, will be adjusted annually by the Retail Prices Index minus 4%. There is no assurance that these price controls will not be reviewed again by OFTEL prior to 2002 or that price controls for the years following December 31, 2002 will not have a material adverse effect on the revenues receivable from the ITV companies, Channel 4 and S4C.

     As the UK is a member of the European Union ("EU"), the Company may be subject to regulatory initiatives of the European Commission ("EC"). Changes promulgated in EU Directives, particularly to the extent that they require an EU television "production" and "programming" quota, may reduce the range of programs which can be offered and increase the costs of purchasing television programming. In addition, EU Directives may introduce provisions requiring the Company and its subsidiaries to provide access to their cable network infrastructure to other service providers, which could have material adverse effect on the Company.

MANAGEMENT OF GROWTH AND EXPANSION

     The Company has experienced rapid growth and development in a relatively short period of time and plans to continue to do so to meet its strategic objectives and regulatory milestones. The management of such growth will require, among other things, stringent control of construction and other costs, continued development of the Company's financial and management controls, increased marketing activities and the training of new personnel. Failure to manage its rapid growth and development successfully could have a material adverse effect on the Company.

DEPENDENCE UPON KEY PERSONNEL

     The Company's businesses are managed by a small number of key executive officers, the loss of one or more of whom could have a material adverse effect on the Company. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The Company has not entered into written employment contracts or non-compete agreements with, nor has it obtained life insurance policies covering, such key executive officers. Certain senior managers of the Company also serve as members of senior management of other companies in the telecommunications business.

RISKS OF RAPID TECHNOLOGICAL CHANGES

     The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on the businesses of the Company cannot be predicted. However, the cost of implementation of emerging and future technologies could be significant, and the Company's ability to fund such implementation will depend on its ability to obtain additional financing. See "-- Network Construction Costs; Need for Additional Financing."

CURRENCY RISK

     To the extent that the Company obtains financing in United States dollars and incurs construction and operating expenses in British pounds sterling, it will encounter currency exchange rate risks. In addition, the Company's revenues are generated primarily in British pounds sterling while its interest and principal obligations with respect to most of the Company's existing indebtedness are payable in United States dollars. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, there can be no assurance that the Company will engage in such transactions, or, if the Company decides to engage in such transactions, that they will be successful and that shifts in the currency exchange rates will not have a material adverse effect on the Company. The Company has entered into an option agreement to hedge some of the risk of exchange rate fluctuations related to debt service and corporate expenses.

RISKS OF LIMITED INSURANCE COVERAGE

     The Company obtains insurance of the type and in the amounts that they believe are customary in the UK for similar companies. Consistent with this practice, they do not insure the underground portion of their cable network. Accordingly, any catastrophe affecting a significant portion of a system's underground cable network could result in substantial uninsured losses.

LACK OF PUBLIC MARKET FOR THE WARRANTS

     The Warrants are new securities for which there currently is no market and are being offered only to the holders of the Notes. The Company does not intend to apply for listing of the Warrants on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Warrants.

                                USE OF PROCEEDS

     The proceeds received by the Company from the issuance and sale of the Warrants will reduce the amount of cash which would otherwise be used to fund the Consent Payment. The net proceeds received by the Company from the payment of the Exercise Price upon exercise of the Warrants will be used to finance the construction and working capital requirements of the Company's residential cable television and residential and business cable/telephony services in the United Kingdom and for other general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted and traded on the Nasdaq Stock Market's National Market (the "NASDAQ") under the symbol "NTLI." From October 14, 1993 through March 26, 1997, the Common Stock was quoted and traded on the NASDAQ under the symbol "ICTL." The following table sets forth, for the periods indicated, the high and low reported sale prices per share of Common Stock, as reported on the NASDAQ.

1995                                                          HIGH    LOW
----                                                          ----    ----
First Quarter...............................................  $26 5/8 $20 1/4
Second Quarter..............................................  26 1/4  20 1/4
Third Quarter...............................................  28 7/8  24 3/8
Fourth Quarter..............................................  28 1/4  23 5/8

1996
----
First Quarter...............................................  $30 1/8 $21 5/8
Second Quarter..............................................  34 1/8  27 3/4
Third Quarter...............................................    30    22 5/8
Fourth Quarter..............................................  28 1/4  22 5/8

1997
----
First Quarter...............................................  $26 3/4 $18 1/8
Second Quarter..............................................  27 1/4    19
Third Quarter...............................................  27 7/8  20 1/8
Fourth Quarter..............................................  29 3/8  25 1/4


1998
----
First Quarter...............................................  $45 3/4 $26 3/4
Second Quarter..............................................  53 1/2  37 5/8
Third Quarter (through September 30, 1998)..................    65    35 1/2



     On September 30, 1998, the closing sale price per share of the Common Stock, as reported on the NASDAQ, was $43.00. As of September 30, 1998, there were approximately 535 record holders of the Common Stock. This figure does not reflect beneficial ownership of shares held in nominee name.

                                DIVIDEND POLICY

     Since its inception, the Company has never paid cash dividends on its Common Stock. Pursuant to the indentures relating to the Senior Notes, certain limitations apply to, and the Proposed Credit Facilities or any other credit facility may restrict, the future payment of dividends on the Company's capital securities. In addition, the Company does not currently intend to pay cash dividends in the foreseeable future on shares of the Company's capital stock as it intends to retain earnings to fund construction of the systems and the growth of its business.

                        DETERMINATION OF OFFERING PRICE

     The offering price and Exercise Price of the Warrants were determined by the Company after discussions with a holder of the Notes concerning the Consent Solicitation.

                                    DILUTION


     As of June 30, 1998, the negative net tangible book value of the Common Stock was approximately ($679.3 million), or ($16.45) per currently outstanding share. The negative net tangible book value per currently outstanding share of Common Stock has been determined by dividing the net tangible book value of the Company attributable to the Common Stock by the number of shares of Common Stock outstanding as of June 30, 1998. The sale of a Warrant in lieu of a cash Consent Payment does not affect the Company's net tangible book value. After giving effect to the sale by the Company of 1,641,414 shares of Common Stock upon exercise of the Warrants and assuming net proceeds of $43.00 per Warrant, the adjusted negative net tangible book value of the Common Stock as of June 30, 1998 decreases to approximately ($608.8 million), or ($14.18) per currently outstanding share of Common Stock. Accordingly, the present stockholders of the Company would sustain an immediate decrease of $2.27 per share of Common Stock in negative net tangible book value and the purchasers of the Common Stock offered hereby upon exercise of the Warrants would sustain an immediate dilution of $57.18 per share of Common Stock from the Exercise Price. The foregoing calculations do not give effect to the exercise of any outstanding rights to acquire Common Stock inasmuch as such conversion and/or exercise would be anti-dilutive.


                            DESCRIPTION OF WARRANTS

     The Warrants will be issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and Chase, as Warrant Agent (the "Warrant Agent"), a form of which is filed as an Exhibit to the Registration Statement of which the Prospectus is a part. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, including the definitions therein of certain terms used below.

GENERAL


     Each Warrant, when exercised, will entitle the holder thereof to receive one fully paid and nonassessable share of the Common Stock (the "Warrant Shares") at an initial exercise price per share equal to the Current Market Price of such share, determined in accordance with the Warrant Agreement, on the date of original issuance of the Warrants, subject to adjustment (the "Exercise Price"). The Exercise Price and the number of Warrant Shares are both subject to adjustment in certain cases referred to below. The Warrants will entitle the holders thereof to purchase, in the aggregate, up to 1,641,414 Warrant Shares, or approximately 4.0% of the outstanding Common Stock and 2.5% of the Common Stock on a fully diluted basis as of the date of the issuance of the Warrants.


     The Warrants will be exercisable at any time after their date of issuance and prior to 5:00 p.m., New York City time on the date that is the tenth anniversary of the date of original issuance of the Warrants. The exercise and transfer of the Warrants will be subject to applicable federal and state securities laws.

     The Warrants may be exercised by surrendering to the Company the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made in the form of cash or by certified or official bank check payable to the order of the Company. Upon surrender of the warrant certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of Common Stock to which the holder is entitled. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Warrants. In lieu of the payment of the Exercise Price as aforesaid, the holder of a Warrant may upon exercise request the payment by the Company of "Spread", which shall be delivered by the Company to such holder by delivery of Common Stock with an aggregate current market price (as of the date of receipt of the request by the Company) equal to the difference between the current market price of per share of Common Stock less the Exercise Price multiplied by the number of Warrants being exercised for "Spread".


     No fractional shares of Common Stock will be issued upon exercise of the Warrants. The Company will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional share of Common Stock less a corresponding fraction of the Exercise Price.

     The holders of the Warrants will have no right to vote on matters submitted to the stockholders of the Company and will have no right to receive dividends. The holders of the Warrants will not be entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the Company. In the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court, and the holders of the Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.

     In the event of a taxable distribution to holders of Common Stock that results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to gave received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Considerations".

ADJUSTMENTS

     The number of shares of Common Stock purchasable upon exercise of Warrants and the Exercise Price will be subject to adjustments in certain events including: (i) the payment by the Company of dividends (and other distributions) on its Common Stock in Common Stock; (ii) subdivisions, combinations and reclassifications of the Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock within sixty (60) days after the record date for such issuance of rights, options or warrants at an offering price (or with an initial conversion, exchange or exercise price) which is less than the current market price per share (as defined) of Common Stock, (iv) the distribution to all holders of Common Stock of any of the Company's assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities (excluding (a) those rights and warrants referred to in clause (iii) above; (b) securities convertible into or exchangeable for shares of Common Stock referred to in clause (vi) below; (c) a dividend payable in shares of Common Stock; and
(d) cash dividends that do not exceed 5% of the current market price of the Common Stock), (v) the issuance of shares of Common Stock for a consideration per share less than the then current market price per share of Common Stock (excluding securities issued in transactions referred to in clauses (i) through (iv) above and certain other issuances of Common Stock specified in the Warrant Agreement), (vi) the issuance of securities convertible into or exchangeable for Common Stock for a conversion or exchange price plus consideration received upon issuance less than the then current market price per share of Common Stock (excluding securities issued in transactions referred to in clauses (iii) or (iv) above and certain other issuances of convertible securities) specified in the Warrant Agreement and (vii) certain other events that could have the effect of depriving holders of the Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants.

     No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; provided, however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.

     In the case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of securities, cash, or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, and 2,500,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). At the close of business on September 15, 1998:
(i) approximately 41,383,000 shares of Common Stock were issued and outstanding;
(ii) no shares of Common Stock were held by the Company in its treasury; (iii) approximately 121,000 shares of the Company's 13% Preferred were issued and outstanding; (iv) 1,000,000 shares of Series A Junior Participating Preferred Stock (the "Rights Preferred Stock") were reserved for issuance pursuant to the Rights Agreement, dated as of October 13, 1993 (the "Rights Agreement"), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent; (v) approximately 7,261,000 shares of Common Stock were reserved for issuance pursuant to the conversion of the 7% Convertible Subordinated Notes Due 2008
(vi) approximately 939,000 shares of Common Stock were reserved for issuance upon the exercise of certain warrants; and (vii) approximately 15,547,000 shares of Common Stock were reserved for issuance pursuant to various Company employee and director stock options.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders of the Company and do not have cumulative voting rights in the election of directors. Holders of Common Stock are entitled to receive ratably such dividends as may from time to time be declared by the Company's Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding of the Company, holders of Common Stock would be entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock remaining after payment of liabilities and liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities, and there are no redemption provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Company's Board of Directors has the authority to issue Preferred Stock in one or more series and to fix as to any such series the designation, title, voting powers and any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions, without any further vote or action by the stockholders of the Company.

     13% Preferred. The 13% Preferred ranks prior to the Common Stock and Rights Preferred Stock with respect to dividend rights and rights on liquidation, winding up and dissolution, and each share of 13% Preferred has a liquidation preference of $1,000. Holders of shares of 13% Preferred are entitled to receive, when, as and if declared by the Company's Board of Directors, quarterly dividends per share at a rate of 13% per annum ($130 per share). Dividends accruing on or prior to February 15, 2004 may, at the Company's option, be paid in cash, by issuing additional shares of 13% Preferred having an aggregate liquidation preference equal to the amount of such dividends, or in any combination of the foregoing. Dividends accruing after February 15, 2004 must be paid in cash. The Company may redeem any or all of the 13% Preferred on or after February 15, 2002 at declining redemption prices as set forth in the certificate of designation with respect to the 13% Preferred, plus accrued and unpaid dividends to the date of redemption. The Company must redeem all outstanding shares of 13% Preferred on February 15, 2009 at a price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption.

     Holders of 13% Preferred have no general voting rights, except as otherwise required under Delaware law and except in certain circumstances as set forth in the certificate of designation with respect to the 13% Preferred including (i) amending certain rights of the holders of the 13% Preferred Stock and (ii) the issuance of any class of equity securities that ranks on a parity with or senior to the 13% Preferred, other than additional shares of the 13% Preferred issued in lieu of cash dividends or parity securities issued to finance the redemption by the Company of the 13% Preferred. In addition, if (i) dividends are in arrears for six quarterly periods (whether or not consecutive) or (ii) the Company fails to make a mandatory redemption or an offer to purchase all of the outstanding shares of 13% Preferred Stock following a Change of Control Triggering Event (as defined in the certificate of designation with respect to the 13% Preferred) as required or fails to pay pursuant to such redemption or offer, holders of a majority of the outstanding shares of 13% Preferred, voting as a class, will be entitled to elect two directors to the Company's Board of Directors. In the event of a Change of Control Triggering Event, the Company will, subject to certain conditions, offer to purchase all outstanding shares of 13% Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of purchase. Moreover, in the event of a Change of Control Call Event (as defined in the certificate of designation with respect to the 13% Preferred), the Company will have the option to redeem all of the outstanding shares of 13% Preferred Stock at a redemption price equal to 100% of the liquidation preference thereof plus the applicable premium and accrued and unpaid dividends to the date of repurchase.

     On any scheduled dividend payment date, the Company may, at its option, exchange all, but not less than all, of the shares of 13% Preferred then outstanding into the Company's 13% Series B Subordinated Exchange Debentures Due 2009.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

CERTAIN SPECIAL CHARTER PROVISIONS

     The Amended and Restated Certificate of Incorporation of the Company (the "Charter") as currently in effect contains the provisions described below. Such charter provisions may have the effect, alone or in combination with each other or with the existence of authorized but unissued Common Stock and any series of Preferred Stock, of precluding or rendering more difficult a hostile takeover making it more difficult to remove or change the composition of the Company's incumbent board of directors and its officers, being adverse to stockholders who desire to participate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices.

     Classified Board and Filling of Vacancies on the Board of Directors. The Charter provides that the directors shall be divided into three classes, each of which shall serve a staggered three-year term, and that vacancies on the Board of Directors that may occur between annual meetings may be filled by the Board of Directors. In addition, this provision specifies that any director elected to fill a vacancy on the Board will serve for the balance of the term of the replaced director.

     Removal of Directors. The Charter provides that directors can be removed only by the stockholders for cause and then only by the affirmative vote of the holders of not less than two-thirds of the combined voting power of the Company.

     Voting Requirement for Certain Business Combinations. The Charter also provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of two-thirds of the voting power of the Company shall be necessary to approve any "Business Combination" (as hereinafter defined) proposed by an "Interested Stockholder" (as hereinafter defined). The additional voting requirements will not apply, however, if: (i) the Business Combination was approved by not less than a majority of the Continuing Directors or (ii) a series of conditions are satisfied requiring, in summary, the following: (A) that the consideration to be paid to the Company's stockholders in the Business Combination must be at least equal to the higher of (x) the highest per-share price paid by the Interested Stockholder in acquiring any shares of Common Stock during the two years prior to the announcement date of the Business Combination or in the transaction in which it became an Interested Stockholder (the "Determination Date"), whichever is higher or (y) the fair market value per share of Common Stock on the announcement date or Determination Date, whichever is higher, in either case appropriately adjusted for any stock dividend, stock split, combination of shares or similar event (non-cash consideration is treated similarly) and (B) certain "procedural" requirements are complied with, such as the Consent Solicitation of proxies pursuant to the rules of the Commission and no decrease in regular dividends (if any) after the Interested Stockholder became an Interested Stockholder (except as approved by a majority of the Continuing Directors).

     An "Interested Stockholder" is defined as anyone who is the beneficial owner of more than 15% of the voting power of the voting stock, other than the Company and any employee stock plans sponsored by the Company, and includes any person who is an assignee of or has succeeded to any shares of voting stock in a transaction not involving a public offering that were at any time within the prior two-year period beneficially owned by an Interested Stockholder. The term "beneficial owner" includes persons directly and indirectly owning or having the right to acquire or vote the stock. Interested Stockholders participate fully in all stockholder voting.

     A "Business Combination" includes the following transactions: (i) merger or consolidation of the Company on any subsidiary with an Interested Stockholder or with any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of an Interested Stockholder; (ii) the sale or other disposition by the Company or a subsidiary of assets having a fair market value of $5,000,000 or more if an Interested Stockholder (or an affiliate thereof) is a party to the transaction; (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Stockholder (or an affiliate thereof); or (iv) any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of the outstanding stock (or securities convertible into stock) of the Company or a subsidiary owned by an Interested Stockholder (or an affiliate thereof). Determinations of the fair market value of non-cash consideration are made by a majority of the Continuing Directors.

     The term "Continuing Directors" means any member of the Company's Board of Directors, while such person is a member of the Company's Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Company's Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Company's Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

     Voting Requirements for Certain Amendments to the Charter. The Charter provides that the provisions set forth in this section under the heading "Certain Special Charter Provisions" may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders or not less than two-thirds of the voting power of the Company. The requirement of an increased stockholder vote is designed to prevent a stockholder who controls a majority of the voting power of the Company from avoiding the requirements of the provisions discussed above by simply amending or repealing such provisions.

STOCKHOLDER RIGHTS PLAN

     The following description of the Rights Agreement is qualified in its entirety by reference to the Rights Agreement, a copy of which may be obtained as described under "Available Information."

     On August 27, 1993, the Company's Board of Directors adopted the Rights Agreement. The Rights Agreement provides that one Right will be issued with each share of the Common Stock issued (whether originally issued or from the Company's treasury) on or after the date of the Merger and prior to the Rights Distribution Date (as hereinafter defined). The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on the date which is 10 years from the date of the Distribution unless previously redeemed by the Company as described below. When exercisable, each Right entitles the owner to purchase from the Company one one-hundredth of a share of Rights Preferred Stock at a purchase price of $100.00.

     Except as described below, the Rights will be evidenced by all the Common Stock certificates will be distributed. The Rights will separate from the Common Stock and a "Rights Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Common Stock (the "Stock Acquisition Date") and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

     After the Rights Distribution Date, Rights certificates will be mailed to holders of record of the Common Stock as of the Rights Distribution Date and thereafter the separate Rights certificates alone will represent the Rights.

     The Rights Preferred Stock issuable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $.01 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, the holders of the Rights Preferred Stock will be entitled to a minimum preferential liquidation payment of $1.00 per share and will be entitled to an aggregate payment of 100 times the payment made per share of the Common Stock. Each share of Rights Preferred Stock will have 100 votes and will vote together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of the Common Stock are changed or exchanged, each share of Rights Preferred Stock will be entitled to receive 100 times the amount received per share of the Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Rights Preferred Stock's dividend, liquidation and voting rights, the value of one one-hundredth of a share of Rights Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of the Common Stock.

     In the event that a person becomes an Acquiring Person (except pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Company's Board of Directors who are not officers of the Company and who are not representatives, nominees, affiliates or associates of an Acquiring Person, to be (i) at a price which is fair to the Company's stockholders and (ii) otherwise in the best interests of the Company and its stockholders (a "Qualifying Offer")), each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, the Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were beneficially owned by any Acquiring Person (or certain related parties) will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or the Common Stock is changed or exchanged (other than a merger which follows a Qualifying Offer and satisfies certain other requirements) or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     At any time until 10 days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Immediately upon the action of the Company's Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of the Rights will be to receive the $.01 redemption price.

     Until a Right is exercised, the holder thereof, as such, all have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for the Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Company's Board of Directors prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Company's Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement, provided that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     The Rights have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Company's Board of Directors. The effect of the Rights may be to inhibit a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to the Company's stockholders.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of certain anticipated U.S. Federal income tax consequences of the ownership of the Warrants as of the date hereof. It deals only with Warrants held as capital assets by initial purchasers that are United States holders and does not deal with special situations, such as those of foreign persons, dealers in securities, financial institutions, life insurance companies, holders whose "functional currency" is not the U.S. dollar, or special rules with respect to certain "straddle" or hedging transactions. The discussion below is based upon the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed or modified (including retroactively) so as to result in Federal income tax consequences different from those discussed below. HOLDERS CONSIDERING AN INVESTMENT IN THE WARRANTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE SPECIFIC TO THEM AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     Exercise or Lapse of Warrants. Generally, a holder will not recognize gain or loss on the exercise of a Warrant (except to the extent cash is received in lieu of fractional shares). The Warrant Shares acquired on exercise will have an adjusted tax basis equal to the sum of the exercise price plus the holder's adjusted tax basis in the Warrant. The holding period for the Warrant Shares will not include the period during which the Warrant was held and will begin on the day after the date on which the Warrant is exercised. A holder who allows a Warrant to lapse unexercised generally will recognize a loss in an amount equal to the holder's adjusted tax basis in the Warrant. Such loss generally will be capital loss, provided that the Warrant Shares issuable upon exercise of such Warrants would have been a capital asset if acquired by the holder, and will be long-term capital loss if the Warrant has been held by the holder for more than one year on the date of lapse.


     Sale or Exchange of Warrants. Generally, any sale or exchange of Warrants will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the holder's adjusted tax basis in the Warrant. Any such gain or loss generally will be capital gain or loss, provided that the Warrant Shares issuable upon exercise of such Warrants would have been a capital asset if acquired by the holder, and will be long-term capital gain or loss if the Warrant has been held by the holder for more than one year.


     Adjustments. Adjustments to the number of shares of Warrant Shares that may be purchased upon the exercise of a Warrant or to the Exercise Price, or the failure to make such adjustments, could result in constructive distributions to the holders of the Warrants which could be taxable as dividends, even though no cash or property would be actually received by the holders of Warrants.

                              PLAN OF DISTRIBUTION

     The Company is offering the Warrants to the Registered Holders of the Notes whose properly completed and executed Consent is received on or prior to the Expiration Date and who has elected in that Consent to apply the cash Consent Payment in respect of that Consent to purchase the Warrants.

     The Warrants and the Common Stock issuable upon exercise thereof may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Warrants and the Common Stock issuable upon exercise thereof may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Warrants or the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options.

     To comply with the securities laws of certain jurisdictions, if applicable, the Warrants and the Common Stock issuable upon exercise of the Warrants will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Warrants and the Common Stock issuable upon exercise of the Warrants may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     Pursuant to the Warrant Agreement, substantially all of the expenses of the registration, offering and sale of the Warrants to the Electing Holders and the issuance of the Common Stock upon exercise thereof will be paid by the Company, including, without limitation, Commission filing fees and expenses, expenses of compliance with state securities or "blue sky" laws.

                                 LEGAL MATTERS

     The validity of the Warrants and the shares of Common Stock issuable upon exercise thereof will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, special counsel to the Company.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR CONSENT SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR CONSENT SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR CONSENT SOLICITATIONS IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH CONSENT SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information...............      2
Incorporation of Certain Documents
  by Reference......................      2
Enforceability of Civil
  Liabilities.......................      3
Prospectus Summary..................      4
Risk Factors........................      7
Use of Proceeds.....................     15
Price Range of Common Stock.........     15
Dividend Policy.....................     16
Determination of Offering Price.....     16
Dilution............................     16
Description of Warrants.............     16
Description of Capital Stock........     18
Certain U.S. Federal Income Tax
  Considerations....................     23
Plan of Distribution................     23
Legal Matters.......................     24
Experts.............................     24

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                NTL INCORPORATED

                         1,641,414 WARRANTS TO PURCHASE

                                   ONE SHARE
                                OF COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                          DATED                , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the Offering.


SEC registration fee......................................  $ 26,836
Legal fees and expenses...................................    35,000
Accounting fees and expenses..............................    15,000
Printing and engraving fees...............................    35,000
Warrant Exchange Agent fees...............................     5,000
Miscellaneous expenses....................................    13,164
                                                            --------
  Total...................................................  $130,000
                                                            ========


---------------
* To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), the Company's Amended and Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL or liability for a breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Company and its stockholders (through stockholders, derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

     The Company's Restated By-laws provide that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The Company has entered into a director and officer indemnity agreement ("Indemnity Agreement") with each officer and director of the Company (an "Indemnitee"). Under the bylaws and these Indemnity Agreements, the Company must indemnify an Indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of the Company. The Company is also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action.

ITEM 16.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    3.1       Restated Certificate of Incorporation of the Registrant, as
              amended by the Certificate of Amendment, dated June 5, 1996*
    3.2       Restated By-laws of the Registrant**
    4.1       Form of Warrant Agreement by and between the Registrant and
              The Chase Manhattan Bank
    4.2       Form of Warrant Certificate (included in Exhibit 4.1)
    4.3       Specimen of Common Stock Certificate of the Registrant**
    5.1       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
              the legality of the securities being registered hereby+
   23.1       Consent of Ernst & Young LLP
   23.2       Consent of Skadden, Arps, Slate, Meagher & Flom LLP
              (included in Exhibit 5.1)+
     24       Powers of Attorney (included in the signature pages to the
              Registration Statement)

---------------
 * Incorporated by reference to the Registrant's Registration Statement on Form S-3, File No. 333-07879.

** Incorporated by reference from the Registrant's Registration Statement on Form S-1, File No. 33-63570.

 + To be filed by an amendment.

ITEM 17.  UNDERTAKINGS

     (A) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (C) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (D) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of October, 1998.


                                          NTL INCORPORATED

                                          By     /s/ RICHARD J. LUBASCH

                                            ------------------------------------
                                                     Richard J. Lubasch
                                                   Senior Vice President-
                                               General Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                    TITLE                        DATE
                   ---------                                    -----                        ----

           /s/ GEORGE S. BLUMENTHAL*              Chairman of the Board, Treasurer      October 5, 1998
------------------------------------------------    and Director
              George S. Blumenthal

             /s/ J. BARCLAY KNAPP*                President, Chief Executive and        October 5, 1998
------------------------------------------------    Financial Officer and Director
                J. Barclay Knapp

              /s/ GREGG GORELICK*                 Vice President -- Controller          October 5, 1998
------------------------------------------------
                 Gregg Gorelick

             /s/ SIDNEY R. KNAFEL*                Director                              October 5, 1998
------------------------------------------------
                Sidney R. Knafel

             /s/ TED H. MCCOURTNEY*               Director                              October 5, 1998
------------------------------------------------
               Ted H. McCourtney

                 /s/ DEL MINTZ*                   Director                              October 5, 1998
------------------------------------------------
                   Del Mintz

             /s/ ALAN J. PATRICOF*                Director                              October 5, 1998
------------------------------------------------
                Alan J. Patricof

               /s/ WARREN POTASH*                 Director                              October 5, 1998
------------------------------------------------
                 Warren Potash

            /s/ MICHAEL S. WILLNER*               Director                              October 5, 1998
------------------------------------------------
               Michael S. Willner



*By   /s/ RICHARD J. LUBASCH


    -----------------------------

         Richard J. Lubasch,


          Attorney-in-Fact